Exhibit 99.1

Uranium Resources, Inc. Reports 2010 First Quarter Results

LEWISVILLE, Texas--(BUSINESS WIRE)--May 10, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s financial position for the first quarter of 2010, which ended March 31, 2010, and on its outlook and strategies for the future.

Liquidity Update

Cash at March 31, 2010 was $3.8 million compared with $6.1 million at the end of 2009. The Company used $2.0 million in cash in operations during the first quarter of 2010 compared with $1.8 million used in operations in the trailing fourth quarter of 2009. This increase in cash used in operations was the result increased legal costs and the lack of revenue as a result of the decision to wind down operations in South Texas due to the decline in the price of uranium.

Mr. Ewigleben commented, “Conserving cash is and has been our number one priority since we began to wind down production in 2008. We have targeted a core cash burn rate of $500,000 per month, or $6 million annually, however legal expenses and project-related costs in South Texas have been higher than anticipated. We estimate that annual expenditures associated with restoration are $1.3 million. We will continue to pursue our target monthly burn rate, but recognize that although it may be attainable, it may not be sustainable in light of these unavoidable non-recurring expenses."

He continued, “We are currently in the final stages of evaluating several options to enhance our cash position and expect to make that decision in the very near future. Last week, we filed a shelf registration in order to provide us the flexibility to move quickly should the opportunity arise to raise funds to return to production in South Texas when the uranium price recovers. Proceeds would also be used to continue the exploration and development of our New Mexico properties. However, should we be unable to raise additional capital in the near term, we are prepared to take appropriate measures to ensure we are liquid through 2010.”

En Banc Review Update

URI hopes to receive in the near future a decision from the en banc Tenth Circuit Court of Appeals regarding jurisdiction over the issuance of the underground injection permit (UIC) required for the Company’s Churchrock and Crownpoint projects. Should the court determine that the state of New Mexico has jurisdiction, URI would be able to move forward with its development plans at these projects, where the Company holds over 33 million pounds of non-reserve mineralized material. Should the panel rule that the United States EPA has permitting authority, URI could move forward by requesting a UIC permit from the USEPA. In either event, the non-prevailing party has the option of petitioning the United States Supreme Court to hear the case.

Mr. Ewigleben continued, “We were very encouraged earlier this year by the Tenth Circuit’s decision affirming the validity of our NRC license in New Mexico. With our valid license, we can now move forward with a feasibility study which is required to secure financing for the Churchrock and Crownpoint projects. We are the only uranium company with a valid NRC license in New Mexico, which puts us years ahead of our competition.”

Q1 2010 Operations Review

The table below highlights financial results for the 2010 first quarter.

(In millions, except per share amounts)	Q1 2010	Q1 2009	Inc. (Dec.)	Percent Change
Total revenue	$-	$1.4	$(1.4)	-100.0%

Cost of uranium sales	0.6	1.6	(1.0)	-62.5%

Corporate expenses	1.8	1.5	0.3	20.0%

Net loss	(2.3)	(1.6)	(0.7)	43.8%

Net loss per diluted share	(0.04)	(0.03)	(0.01)	33.3%

URI shipped no uranium and recognized no revenue during the first quarter of 2010 as the wind down of production, related to the decline in uranium prices, was completed last June and all uranium inventory was sold during 2009. Revenue for the 2009 first quarter was $1.4 million and was also impacted by the wind down of production, which began in 2008. The cost of uranium sales in the 2010 first quarter was primarily composed of the write down in the carrying value of the Company’s uranium properties of $0.2 million and shut-in costs, including depreciation, at the Company’s South Texas projects of $0.4 million.

Corporate expenses in the first quarter of 2010 consisted primarily of general and administrative (G&A) costs of $1.7 million. G&A costs in the 2009 first quarter and in the trailing fourth quarter of 2009 were $1.4 million and $1.6 million, respectively. The increase compared with both the 2009 and trailing quarters is largely attributed to $0.3 million in higher legal and other professional fees, primarily those related to a lawsuit involving disputed leases regarding the Company’s South Texas operations. Stock compensation expense, a non-cash charge included in G&A, was $0.3 million in the 2010 first quarter and the 2009 fourth quarter, but higher than stock compensation expense of $0.2 million reported in last year’s first quarter.

The net loss for the first quarter of 2010 was above the net loss reported in the 2009 first quarter primarily because URI recorded no revenue during the quarter and incurred higher G&A costs.

URI has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). When the shelf registration statement is declared effective by the SEC, the Company will have the flexibility to raise capital, from time to time, up to an aggregate of $25 million, through the sale of various types of securities.

The terms of any securities to be offered under this shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to an offering. A copy of the registration statement may be obtained on the SEC's Web site at www.sec.gov.

Mr. Ewigleben concluded, “URI’s management and Board of Directors agree that having a shelf registration in place is prudent given the current uranium market environment and the Company’s limited available cash. It provides us with the financial flexibility needed to address our current cash requirements as we await the recovery of the uranium market. It also puts us in a better position to act in the event we identify strategic opportunities.”

NASDAQ Listing Status

URI previously received notice from The NASDAQ Stock Market ("NASDAQ") that its share price had failed to meet the exchange’s continued listing requirements, If we cannot regain compliance, NASDAQ will provide us with written notification that our Common Stock is subject to delisting from the NASDAQ Global Market. At that time, we may be eligible for an additional grace period of another 180 calendar days if we meet all the initial listing requirements, with the exception of the bid price, for the NASDAQ Capital Market and submit an application to the NASDAQ Capital Market. Currently, we meet all initial listing requirements for the NASDAQ Capital Market except the initial bid price and will submit an application for listing on the NASADQ Capital Market if we have not regained compliance with the $1 bid price by July 7, 2010.

Teleconference and Webcast

The Company is hosting a conference call and webcast today at 11 a.m. ET. During the call, Don Ewigleben, President and Chief Executive Officer, will review the Company’s strategic plans and initiatives. A question-and-answer session will follow.

The URI conference call can be accessed the by dialing (201) 689-8562. The listen-only audio webcast can be monitored on the Company’s Web site at www.uraniumresources.com. To listen to the archived call, dial (201) 612-7415 and enter conference ID number 350391 and account number 3055. The telephonic replay will be available from 2:00 p.m. today until 11:59 p.m. ET, Monday, May 17, 2010.

A transcript will also be posted to the Company’s Web site, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico, as well as a NRC license to produce up to 1 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2010	December 31, 2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$3,845,435	$6,092,068
Receivables, net	3,369	63,890
Prepaid and other current assets	208,412	125,400
Total current assets	4,057,216	6,281,358

Property, plant and equipment, at cost:
Uranium properties	81,536,814	82,212,719
Other property, plant and equipment	926,790	886,992
Less-accumulated depreciation, depletion and impairment	(63,654,968)	(64,155,311)
Net property, plant and equipment	18,808,636	18,944,400

Long-term investment:
Certificates of deposit, restricted	6,802,344	6,786,000
	$29,668,196	$32,011,758
Current liabilities:
Accounts and short term notes payable	$592,436	$641,727
Current portion of restoration reserve	1,249,200	1,236,588
Royalties and commissions payable	666,058	693,303
Deferred compensation	697,028	-
Accrued interest and other accrued liabilities	313,099	321,235
Current portion of capital leases	99,373	112,559
Total current liabilities	3,617,194	3,005,412

Other long-term liabilities and deferred credits	4,626,682	5,487,389

Long term capital leases, less current portion	185,926	207,922
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2010—56,847,612; 2009—56,781,792	56,886	56,820
Paid-in capital	148,112,647	147,837,204
Accumulated deficit	(127,371,721)	(125,023,571)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	20,788,394	22,861,035
	$29,668,196	$32,011,758

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Uranium sales	$—	$1,422,390
Total revenue	—	1,422,390
Costs and expenses:
Cost of uranium sales—
Royalties and commissions	—	138,715
Operating expenses	141,858	869,949
Accretion/amortization of restoration reserve	37,407	144,002
Depreciation and depletion	197,487	231,294
Impairment of uranium properties	210,447	182,374
Exploration expenses	—	773
Total cost of uranium sales	587,199	1,567,107
Loss from operations before corporate expenses	(587,199)	(144,717)

Corporate expenses—
General and administrative	1,723,233	1,441,295
Depreciation	35,016	35,137
Total corporate expenses	1,758,249	1,476,432
Loss from operations	(2,345,448)	(1,621,149)

Other income (expense):
Interest expense	(7,923)	(11,228)
Interest and other income, net	5,221	58,712

Net loss	$(2,348,150)	$(1,573,665)

Net loss per common share:
Basic	$(0.04)	$(0.03)
Diluted	$(0.04)	$(0.03)

Weighted average common shares and common equivalent shares:
Basic	56,845,418	56,096,644
Diluted	56,845,418	56,096,644

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2010	2009
Net loss	$(2,348,150)	$(1,573,665)
Reconciliation of net earnings to cash used in operations—
Accretion/amortization of restoration reserve	37,407	144,002
Depreciation and depletion	232,503	266,431
Impairment of uranium properties	210,447	182,374
Decrease in restoration and reclamation accrual	(349,549)	(586,437)
Stock compensation expense	275,509	159,736
Other non-cash items, net	14,283	—

Effect of changes in operating working capital items—
Decrease in receivables	60,521	36,211
Decrease in inventories	—	234,714
(Increase) decrease in prepaid and other current assets	(83,012)	179,969
Decrease in payables, accrued liabilities and deferred credits	(84,672)	(691,326)
Net cash used in operations	(2,034,713)	(1,647,991)

Investing activities:
Increase in certificates of deposit, restricted	(16,344)	(43,067)
Additions to property, plant and equipment—
Kingsville Dome	(84,141)	(68,015)
Vasquez	—	(71,288)
Rosita	(5,945)	(14,503)
Churchrock	(70,200)	(7,261)
Other property	(108)	(10,030)
Net cash used in investing activities	(176,738)	(214,164)

Financing activities:
Payments on borrowings	(35,182)	(42,405)
Net cash used in financing activities	(35,182)	(42,405)
Net decrease in cash and cash equivalents	(2,246,633)	(1,904,560)
Cash and cash equivalents, beginning of period	6,092,068	12,041,592
Cash and cash equivalents, end of period	$3,845,435	$10,137,032

CONTACT:
Investor Contact:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/ 716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Uranium Resources, Inc.
Media Contact:
April Wade, 505-440-9441
awade@uraniumresources.com
Company Contact:
Don Ewigleben, President & Chief Executive Officer
972-219-3330